Exhibit 10.46

AMENDMENT #1 TO

MASTER SERVICES AGREEMENT

BETWEEN

TRX, INC.

AND

EXPEDIA, INC.

This Amendment #1 (“Amendment”) is entered into this 30th day of March 2007 (“Amendment Effective Date”) between TRX, inc. (“TRX”) and Expedia, Inc., (“Expedia”). TRX and Expedia have previously entered into the Master Services Agreement dated January 1, 2007 (the “MSA”), which is incorporated herein by reference. The parties desire to amend and revise the MSA solely as set forth in this Amendment. The terms defined within the MSA and its Exhibits shall also apply to this Amendment.

Whereas, the parties have agreed to revise the payment terms under which Expedia pays TRX under the MSA;

For and in consideration of the promises and representations set forth herein and other good and valuable consideration, the parties agree as follows:

1.	Section 7.2 of the MSA shall be deleted in its entirety and replaced as follows:

“7.2 Prepayment of Forecasted Fee. Beginning April 1, 2007, Expedia shall prepay TRX Service Fees for each calendar quarter (“Quarter”) based on a good faith forecast of transactions for such Quarter (the “Forecasted Fee”) by electronic funds transfer in the agreed to currency for each point of sale. Such payment will be made before the last business day of March, June, September, and December, as applicable, except for the prepayment covering April-May-June 2007 which will be made no later than April 15, 2007. For avoidance of doubt, the prepayment of the Forecasted Fee will be made as per Expedia’s forecast and will not be subject to dispute.”

2.	Section 7.3 of the MSA shall be deleted in its entirety and replaced as follows:

“7.3 Invoicing. Notwithstanding the foregoing, however, on or before the fifteenth (15th) day after the close of each Quarter, TRX shall invoice Expedia the actual Service Fees (and any applicable Expedia Costs or Customer Charge-Backs), adjusted for any incentives, credits or penalties provided herein for such Quarter. The invoice shall include a statement setting forth the total number of transactions handled during that period by TRX in connection with the Services and the applicable Service Fees and any applicable Expedia Costs or Customer Charge-Backs for which Expedia is responsible. The statement shall include information sufficient to discern how the Service Fees were calculated and shall be in a format to be provided by Expedia. Unless otherwise requested by Expedia, TRX will provide one consolidated invoice broken out by Point of Sale in each Quarter and one invoice for each Expedia Affiliate receiving Services hereunder.”

3.	Section 7.8 of the MSA shall be deleted in its entirety and replaced as follows:

“7.8 Rolling     *     Forecast. Expedia agrees to prepare and submit to TRX on a monthly basis a rolling     *     forecast. This forecast shall be a good faith estimate of the reasonably anticipated activities and volumes of Services required by Expedia during such period of time. Such forecast is due     *     days prior to the end of the first month in the forecast. This forecast will be the basis of the prepayment amount set forth in Section 7.2 and may trigger Service Level adjustments as provided in Exhibit B or an applicable Statement of Work if actual volumes exceed forecasted volumes for the applicable forecast period.”

* Confidential Treatment Requested.

Except as expressly set forth in this Amendment, the terms and conditions of the MSA shall continue in full force and effect. The MSA and this Amendment reflect the entire agreement of the parties. This Amendment shall take precedence over any conflicting terms in the MSA with respect to the subject matter herein.

TRX, Inc.		Expedia, Inc.

By:	/s/ David Cathcart	By:	/s/ Burke Norton
Name: David Cathcart		Name: Burke Norton
Title: Chief Financial Officer		Title: EVP General Counsel
Date: March 30, 2007		Date: March 30, 2007

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